Summary Financial
    Information Schedule

This schedule contains summary financial information extracted from the Balance Sheet as of DECEMBER 31, 1999, and Statements of Operations for the Year Ended DECEMBER 31, 1999, and is qualified in its entirety by reference to such financial statements.


 Period Type                  12-months

 Fiscal Year End              Dec-31-1999

 Period Start                 Jan-01-1999

 Period End                   Dec-31-1999

 Cash                         1,619,237

 Securities                   5,249,003

 Receivables                    501,148

 Allowances                          --

 Inventory                       66,361

 Current Assets               7,561,755

 PP&E                         5,722,071

 Depreciation                 3,173,493

 Total Assets                10,469,622

 Current Liabilities          2,102,773

 Bonds                               --

 Common                          14,849

 Preferred -  Mandatory              --

 Preferred                           --

 Other SE                     8,352,000

 Total Liability & Equity    10,469,622

 Sales                        2,419,163

 Total Revenues               2,419,163

 CGS                                 --

 Total Costs                  8,113,660

 Other Expenses                 665,512

 Loss Provision                      --


 Interest Expense                 7,997

 Income (Loss) - Pretax      (5,856,370)

 Income Tax                          --

 Income Continuing           (5,856,370)

 Discontinued                        --

 Extraordinary                       --

 Changes                             --

 Net Income (Loss)           (5,856,370)

 EPS - Primary                    (0.41)

 EPS - Diluted                    (0.41)